Exhibit 99(a)
December 22, 1993

               OWENS & MINOR, INC. AND STUART MEDICAL, INC.
               ANNOUNCE THE SIGNING OF A DEFINITIVE AGREEMENT

Richmond, VA/Greensburg, PA. . .Owens & Minor, Inc. (NYSE-OMI) and Stuart Medical,Inc., two of the nation's leading distributors of medical and surgical supplies,jointly announced today the signing of a definitive agreement whereby the companies will combine their two businesses. In the transaction, Owens & Minor, Inc. will form a holding company that will own all of the currently outstanding capital stock of Owens & Minor, Inc. and Stuart Medical, Inc. This combination will create the most efficient and lowest cost distributor of medical and surgical supplies in the country. The name of the new holding company will be Owens & Minor, Inc. The parties contemplate that Stuart Medical's pending acquisition of Midwest Hospital Supply Company, Inc. will be closed before the Owens & Minor - Stuart transaction. The combination will give Owens & Minor, Inc. a network of distribution centers that can cover the entire country.

Under the terms of the agreement, the new holding company, Owens & Minor, Inc., would exchange $40.2 million in cash and $115 million par value of convertible preferred stock for 100% of the capital stock of Stuart Medical, Inc. Each outstanding share of Owens & Minor, Inc. common stock would be exchanged for one share of common stock of the new holding company. Stuart Medical, Inc. is a private company owned primarily by the Henry Hillman family. The convertible preferred stock will be: (A) convertible into approximately 4.65 million shares of common stock of the new holding company (or about 18.2% of the pro forma fully diluted outstanding shares of the new holding company); (B) entitled to an annual cash dividend of 4 1/2%; and (C) redeemable by Owens & Minor, Inc. under certain circumstances after 3 years. The shareholders of Stuart Medical have agreed to certain standstill arrangements limiting their ownership of the new holding company and obligating them to vote their shares proportionately with other holders of holding company stock. The preferred stock and the underlying common stock of the holding company will be subject to certain restrictions on transfers by the shareholders of Stuart and their transferees. Owens & Minor, Inc. will also refinance Stuart Medical, Inc.'s pro forma debt that was reported to be approximately $140 million on November 30, 1993.

Owens & Minor, Inc., headquartered in Richmond, Virginia, had reported revenues of $1,021.0 million for the nine months ended September 30, 1993. The company has grown in sales and net income from continuing operations at an average annual growth rate of 24% and 35%, respectively, over the last five years.

Stuart Medical, Inc., headquartered in Greensburg, Pennsylvania, has distribution centers located primarily in the West, Midwest and Northeast. For the first nine months of 1993, Stuart Medical, Inc. reported sales of $666.8 million.

Midwest Hospital Supply Company, Inc. headquartered in Indianapolis, Indiana, has annual sales of approximately $50 million and distributes medical/surgical supplies to customers located in Indiana, Illinois and Ohio.

After closing of the transaction, the combined companies under Owens & Minor, Inc. will be able to provide products and services in all 50 states. The pro forma 1993 revenues of the combined companies will be in excess of $2.2 billion. Owens & Minor expects to realize significant annual savings resulting from synergies gained from the combination. The joining of the two companies further enhances Owens & Minor's position as the low cost distributor in the market, and this combination will allow the company to strengthen its efforts to assist healthcare providers in containing and reducing costs. It is expected that the transaction will not be dilutive to Owens & Minor, Inc.'s earnings per share in 1994 and will be accounted for as a purchase.

In a joint statement, G. Gilmer Minor, III, Owens & Minor, Inc.'s President and Chief Executive Officer, and Richard P. Byington, Stuart Medical, Inc.'s President and Chief Executive Officer, noted the benefits of the proposed business combination. "The combination of these two companies represents an extraordinary opportunity to reduce further the cost of the delivery of healthcare products and services to a market under pressure. Both companies have excellent reputations for providing superior customer service, for working in partnerships with customers and suppliers, for creating advanced Electronic Data Interchange (EDI) capabilities and for having a quality work force that understands the customers' needs. The national network will allow us to generate economies of scale in the development of technological solutions to the challenges that face our customers and suppliers, and in the management of our own businesses."

When the transaction is closed, G. Gilmer Minor, III, will remain President and Chief Executive Officer of Owens & Minor, Inc. Richard P. Byington will join the senior management team of Owens & Minor, Inc. and, among other duties, help facilitate the integration of the companies. It is expected that C. G. (Carl) Grefenstette, Chairman and Chief Executive Officer of The Hillman Company, will join the Owens & Minor, Inc. Board of Directors.

The transaction is conditioned upon Owens & Minor, Inc. shareholders' approval, the receipt by Owens & Minor, Inc. of adequate financing, termination of the Hart-Scott- Rodino waiting period, the Securites and Exchange Commission's declaration of the effectiveness of a registration statement covering the holding company shares to be issued to Owens & Minor shareholders, and the satisfaction of other customary closing conditions. The Board of Directors of Owens & Minor, Inc. and the requisite shareholders of Stuart Medical, Inc. have unanimously approved this transaction. The Owens & Minor, Inc. shareholders' meeting to vote on the proposed transaction is anticipated to be held in April, 1994 with closing of the transaction expected to occur shortly thereafter. J.P. Morgan is serving as financial advisor to Owens & Minor, Inc. and has rendered an oral fairness opinion to Owens & Minor, Inc.'s Board of Directors.

Company Contacts:

Owens & Minor, Inc.                Owens & Minor, Inc.
Glenn J. Dozier                    Hugh F. Gouldthorpe, Jr.
Senior Vice President              Vice President, Quality and Communications
and Chief Financial Officer        Phone: (804) 965-2922
(804) 965-2945

Stuart Medical, Inc.               Stuart Medical, Inc.
Jeffrey A. Davis                   Frank D. Anthony
Vice President, Finance            Vice President, Employee Development,
Phone: (412) 837-5700              Corporate Communications
                                   Phone: (412) 837-5700